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                                                                    Exhibit 2.2


                             COMBINATION AGREEMENT


         THIS COMBINATION AGREEMENT (this "Agreement") is entered into as of September 3, 1997, by and between Pioneer Natural Resources Company, a Delaware corporation ("US Co"), and Chauvco Resources Ltd., an Alberta corporation ("Chauvco").

                                    RECITALS

         WHEREAS, the respective boards of directors of US Co and Chauvco have approved the transactions contemplated by this Agreement, and have agreed to submit the applicable transactions included in the Plan of Arrangement (as defined in Section 1.1) and other transactions contemplated hereby to their respective shareholders for approval.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                    GENERAL

1.1      PLAN OF ARRANGEMENT

         As promptly as practicable after the execution of this Agreement, Chauvco will apply to the Court of Queen's Bench of Alberta (the "Court") pursuant to Part 15 of the Business Corporations Act (Alberta) (the "ABCA") for an interim order (the "Interim Order") providing for, among other things, the calling and holding of the Chauvco Meeting (as hereinafter defined) for the purpose of considering and, if deemed advisable, approving the arrangement (the "Arrangement") under Part 15 of the ABCA and pursuant to this Agreement and the Plan of Arrangement substantially in the form of Exhibit A hereto (the "Plan of Arrangement"). If the Chauvco shareholders approve the Arrangement, thereafter Chauvco will take the necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the Arrangement in such fashion as the Court may direct (the "Final Order") and file Articles of Arrangement in respect of the Arrangement. At 12:01 a.m. (the "Effective Time") on the date (the "Effective Date") shown on the certificate of arrangement issued by the Registrar under the ABCA giving effect to the Arrangement (which shall be within 60 days after the date of the Final Order), the following shall occur and shall be deemed to occur in the following order without any further act or formality:

         (a) Chauvco shall subscribe for that number of common shares in the capital of Chauvco Resources International Ltd. ("CRI") as is equal to (i) the number of common shares of Chauvco (the "Chauvco Common Shares") which are issued and outstanding three trading days prior to the Effective Date (the "Record Date"), (ii) plus that number of Chauvco Common Shares which all Optionholders (as hereinafter defined) would otherwise be entitled to acquire on the exercise of their Chauvco Options (as hereinafter defined) on a fully vested basis on the Record Date (other than Chauvco Common Shares that could be acquired by Optionholders who exercise their right of dissent in accordance with the Interim Order and who are ultimately entitled to be paid the fair value of their Chauvco Options), (iii) less that number of common shares of CRI then held by Chauvco, and (iv) less that number of Chauvco Common Shares held by shareholders who have exercised their rights of dissent in accordance with the Interim Order and who are ultimately entitled to be paid the




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fair value for such shares. The subscription price for the common shares of CRI shall be paid for in cash in the aggregate amount equal to US$5,000,000 plus the fair market value on the Effective Date (as determined and adjusted in accordance with Section 7.7) of the Gabon Securities (as hereinafter defined);

         (b) CRI shall purchase from CR International Limited ("CR"), a wholly-owned subsidiary of Chauvco, for cash in an aggregate amount equal to the fair market value thereof on the Effective Date (as determined and adjusted in accordance with Section 7.7), (i) all of the issued and outstanding securities of Chauvco Resources (Gabon) S.A., Chauvco Resources (Gabon-Ngalo) S.A., Chauvco Resources (Gabon-Maga) S.A., Chauvco Resources (Gabon-Avomo) S.A. and CR Trading Co. Ltd. (collectively, the "Gabon Subsidiaries"), (ii) 75% of the issued and outstanding securities of Westoil Marine & Transport Co. Ltd. ("Westoil"), and (iii) all of its rights under a loan in the amount of U.S. $909,421.60 made by CR to Olympic Marine Services International, Inc. (which owns the remaining 25% of the issued and outstanding securities of Westoil), any and all advances made by CR to Westoil, and any and all advances made by Chauvco (all of which shall have first been assigned by Chauvco to CR) to the Gabon Subsidiaries and Westoil (such securities in Section 1.1(b)(i), (ii) and
(iii) collectively, the "Gabon Securities");

         (c) Chauvco shall transfer, assign and convey to CRI, in consideration for $1.00, all of Chauvco's right, title, benefit and interest in and to any and all trademarks (including registrations and applications therefor), trade names and the internet domain name "chauvco.com" owned by Chauvco as at the Effective Time, and the other assets and property which are set out in Exhibit F;

         (d) US Co Sub (as hereinafter defined) shall purchase from Chauvco all of the issued and outstanding common shares of CRI (the "CRI Shares") in consideration of the payment by way of promissory note of US Co Sub to Chauvco in an amount equal to the subscription price paid for such CRI Shares by Chauvco under Section 1.1(a);

         (e) each of the outstanding options to purchase Chauvco Common Shares other than options held by a holder who has exercised its right of dissent in accordance with the Interim Order and is ultimately entitled to be paid the fair value of its options (collectively, the "Chauvco Options") (which includes all outstanding options granted under Chauvco's stock option plan as amended and restated on November 10, 1995 (the "Chauvco Option Plan")) will vest, if not already vested, and be transferred to US Co Sub in consideration for one
(1) CRI Share and, in accordance with the election of each holder thereof (the "Optionholder") and the remainder of this Section 1.1(e) and Section 1.1(f), a number of shares of US Co common stock ("US Co Common Stock") determined in accordance with the Exchange Ratio (as hereinafter defined) in which event, in addition to transferring the Chauvco Options to US Co Sub, the Optionholder will be required to make a payment to US Co Sub (the "Option Payment") in an amount equal to the aggregate exercise price which the Optionholder would otherwise be required to pay on the exercise of such options. As an alternative to making the Option Payment, Optionholders will be entitled to elect to reduce the number of shares of US Co Common Stock to be received by the number obtained by dividing the Option Payment by the US Co Stock Price, as defined in
Section 1.3 (converted into Canadian dollars using the Currency Exchange Rate (as hereinafter defined)). Each Optionholder will receive only a whole number of shares of US Co Common Stock resulting from the transfer of his Chauvco Options. In lieu of fractional shares of US Co Common Stock, each Optionholder who would otherwise be entitled to receive such fractional shares shall be paid by US Co Sub an amount




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determined in accordance with the Plan of Arrangement in full satisfaction of such fractional entitlement;

         (f) an Optionholder electing to make the Option Payment and receive the applicable number of shares of US Co Common Stock under Section 1.1(e) above shall give effect to the election by depositing with Montreal Trust Company of Canada (the "Depositary"), prior to the date which is two (2) days prior to the date of the Chauvco Meeting (the "Election Deadline"), a duly completed letter of transmittal and election form (the "Option Letter of Transmittal and Election Form") in the form provided by Chauvco along with the proxy materials indicating such holder's election and by agreeing to pay the Option Payment to the Depositary as agent for US Co Sub. Coincident with the receipt of the CRI Shares and shares of US Co Common Stock, such Optionholder shall pay the Option Payment to the Depositary as agent for US Co Sub less any amounts receivable by such Optionholder in connection with fractional entitlements under the Plan of Arrangement. In the event that an Optionholder who has elected to make the Option Payment fails to make the Option Payment on or before the day that is 60 days after the Effective Date, such Optionholder shall be deemed to have elected the option to receive the reduced number of shares of US Co Common Stock by not making the Option Payment. In the event that an Optionholder has failed to validly make an election in the Option Letter of Transmittal and Election Form pursuant to this paragraph, such Optionholder shall be deemed to have elected the option to receive the reduced number of shares of US Co Common Stock by not making the Option Payment;

         (g) each of the outstanding Chauvco Common Shares that are not held by a shareholder who has exercised its right of dissent in accordance with the Interim Order and is ultimately entitled to be paid the fair value of its Chauvco Common Shares will be transferred to US Co Sub in consideration for one
(1) CRI Share and, at the election of the holders of the Chauvco Common Shares:

                  (i) a number of shares of US Co Common Stock determined in accordance with the Exchange Ratio. Each such holder of Chauvco Common Shares will receive only a whole number of shares of US Co Common Stock resulting from the transfer of such holder's Chauvco Common Shares to US Co Sub. In lieu of fractional shares of US Co Common Stock, each holder of a Chauvco Common Share who otherwise would be entitled to receive such fractional share shall be paid by US Co Sub an amount determined in accordance with the Plan of Arrangement in full satisfaction of such fractional entitlement; or

                  (ii) a number of shares of Exchangeable Shares determined in accordance with the Exchange Ratio. Each such holder of Chauvco Common Shares will receive only a whole number of Exchangeable Shares resulting from the transfer of such holder's Chauvco Common Shares to US Co Sub. In lieu of fractional Exchangeable Shares, each holder of a Chauvco Common Share who otherwise would be entitled to receive such fractional share shall be paid by US Co Sub an amount determined in accordance with the Plan of Arrangement in full satisfaction of such fractional entitlement;





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                           provided that such holders shall be entitled to elect
                           to receive a combination of shares of US Co Common Stock and Exchangeable Shares on the transfer of their Chauvco Common Shares;

         (h) a holder of Chauvco Common Shares shall give effect to the election in Section 1.1(g) above by depositing with the Depositary, prior to the Election Deadline, a duly completed letter of transmittal and election form (the "Letter of Transmittal and Election Form") in the form provided by Chauvco along with the proxy materials indicating such holder's election. In the event that a holder of Chauvco Common Shares has failed to validly make an election under Section 1.1(g) in the Letter of Transmittal and Election Form pursuant to this paragraph, such holder shall be deemed to have elected the option under
Section 1.1(g)(i). Notwithstanding any provision to the contrary, holders of Chauvco Common Shares who are not residents of Canada for the purposes of the Income Tax Act (Canada) (the "ITA") will not be entitled to elect to receive Exchangeable Shares under Section 1.1(g)(ii);

         (i) upon the transfer of shares referred to in Section 1.1(g) above:
(i) each holder of a Chauvco Common Share shall cease to be such a holder, shall have his name removed from the register of holders of Chauvco Common Shares and shall become a holder of the number of fully paid CRI Shares and Exchangeable Shares and/or shares of US Co Common Stock to which he is entitled as a result of the transfer of shares referred to in Section 1.1(g) and such holder's name shall be added to the register of holders of such securities accordingly; and (ii) US Co Sub shall become the legal and beneficial owner of all of the Chauvco Common Shares so transferred;

         (j) holders of Chauvco Common Shares who are residents of Canada for the purposes of the ITA and who have elected to receive Exchangeable Shares under Section 1.1(g)(ii) above shall be entitled to make an income tax election pursuant to subsection 85(1) of the ITA with respect to the transfer of their Chauvco Common Shares to US Co Sub referred to in Section 1.1(g)(ii) by providing two signed copies of the necessary election forms to US Co Sub within 90 days following the Effective Date, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the ITA, the forms will be signed by US Co Sub and returned to such holders of Chauvco Common Shares for filing with Revenue Canada, Customs, Excise and Taxation;

         (k) US Co shall issue to and deposit with the Depositary the Voting Share (as defined in the Voting and Exchange Trust Agreement (as defined herein)), in consideration of the payment to US Co of US $1, to be hereafter held of record by the Depositary as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares, in accordance with the Voting and Exchange Trust Agreement; and

         (l) US Co Sub shall be continued as a corporation under the ABCA and its Articles of Continuance shall include the items set forth in Exhibit G.

1.2      US CO SUB

         (a) On or prior to the Effective Date, US Co shall (directly or through a wholly-owned subsidiary incorporated in the United States) incorporate a new corporation under the Company Act




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(British Columbia) ("US Co Sub") to be named Pioneer Natural Resources (Canada)
Ltd. and shall include the following provisions in its memorandum of association (or as may be amended by mutual agreement on the advice of outside counsel to comply with the Company Act):

                  (i) a class of common voting shares (the "US Co Sub Common Shares") unlimited in number;

                  (ii) a class of exchangeable shares (the "Exchangeable Shares") unlimited in number; and

                  (iii)    a restriction on the business of US Co Sub;

all as set out in Exhibit G and, in connection with such incorporation, US Co shall (directly or through a wholly-owned subsidiary incorporated in the United States) cause US Co Sub to purchase from US Co that number of newly issued shares of US Co Common Stock which will enable US Co Sub to satisfy its obligation to deliver US Co Common Stock to holders of Chauvco Common Shares and to Optionholders who transfer their Chauvco Common Shares or Chauvco Options to US Co Sub under Sections 1.1(g)(i) and 1.1(e) above.

         (b) US Co shall cause US Co Sub to complete the transactions contemplated herein.

1.3      EXCHANGE RATIO

                  As used herein, the term "Exchange Ratio" means in respect of Exchangeable Shares or US Co Common Stock to be delivered upon the transfer of Chauvco Common Shares or Chauvco Options to US Co Sub, a ratio of the number of Exchangeable Shares or shares of US Co Common Stock per Chauvco Common Share or Chauvco Option equal to:

         (a)      if the US Co Stock Price is less than US$33.50, (.493827);

         (b) if the US Co Stock Price is at least US$33.50 but less than US$39.01,

                  .493827 - ((US Co Stock Price - 33.50) X .042360)
                                         5.51

                  and

         (c) if the US Co Stock Price is equal to or greater than $39.01, (.451467).

The Exchange Ratio as so determined in each case shall be rounded to six decimal places. The "US Co Stock Price" shall mean the average closing sales price, regular way, per share of the US Co Common Stock on the NYSE in United States dollars as reported in the Wall Street Journal over the ten (10) consecutive trading days ending on the third trading day next preceding the date of the Chauvco Meeting. Notwithstanding the foregoing, if the Exchange Ratio is above .465116, US Co may elect to cause US Co Sub to deliver, in lieu of Exchangeable Shares and shares of US Co Common Stock, a number of Exchangeable Shares or shares of US Co Common Stock for each Chauvco Common Share or Chauvco Option based on the Exchange Ratio as set forth above equal




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to (.465116) and an amount in cash (in Canadian dollars) per Chauvco Common
Share or Chauvco Option equal to the product of (x) the US Co Stock Price multiplied by the noon spot rate of exchange of US dollars to Canadian dollars announced by the Bank of Canada on the day preceding the date of calculation for the exchange (the "Currency Exchange Rate") and (y)

                           Exchange Ratio -- .465116

1.4      ADJUSTMENTS FOR CAPITAL CHANGES

         Prior to the Effective Time, Chauvco shall not recapitalize through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganize, reclassify or otherwise change its outstanding shares into the same or a different number of shares of other classes, or declare a dividend on its outstanding shares payable in shares of its capital stock or securities convertible or exchangeable into shares of its capital stock. Prior to the Effective Time, US Co may with prior written consent of Chauvco recapitalize through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganize, reclassify or otherwise change its outstanding shares into the same or a different number of shares of other classes, or declare a dividend on its outstanding shares payable in shares of its capital stock or securities convertible or exchangeable into shares of its capital stock, provided that, in connection therewith the Exchange Ratio shall be adjusted appropriately so as to maintain the relative proportionate interests of the holders of Chauvco Common Shares and the holders of the shares of US Co Common Stock and provided further that, the consent of Chauvco may not be withheld if the foregoing proviso is complied with. No such changes shall be made by US Co other than those made in accordance with this Agreement.

1.5      DISSENTING SHAREHOLDERS

         Holders of Chauvco Common Shares may exercise rights of dissent with respect to such shares in connection with the Arrangement pursuant to and in the manner set forth in Section 184 of the ABCA and Section 3.1 of the Plan of Arrangement (such holders referred to as "Dissenters" or as "Dissenting Shareholders"). Chauvco shall give US Co (i) prompt notice of any written demands of a right of dissent, withdrawals of such demands, and any other instruments served pursuant to the ABCA and received by Chauvco and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of US Co, except as required by applicable law, Chauvco shall not make any payment with respect to any such rights or offer to settle or settle any such rights. The obligations in respect of Dissenting Shareholders shall be apportioned between Chauvco and CRI as set forth in the Plan of Arrangement.

1.6      OTHER EFFECTS OF THE ARRANGEMENT

         The Arrangement will, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the ABCA.





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1.7      JOINT PROXY STATEMENT; FORM F-4, FORM S-4 AND FORM S-3 REGISTRATION
         STATEMENT

         (a) As promptly as practicable after execution of this Agreement, US Co and Chauvco shall prepare and file with the United States Securities and Exchange Commission (the "SEC") a preliminary joint management information circular and proxy statement (the "Joint Proxy Statement"), together with any other documents required by the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the Arrangement and the other transactions contemplated hereby. The Joint Proxy Statement shall constitute (i) the management information circular of Chauvco with respect to the meeting of shareholders of Chauvco relating to the Arrangement and the approval of certain matters in connection therewith (the "Chauvco Meeting") and (ii) the proxy statement of US Co with respect to the meeting of stockholders of US Co with respect to the issuance of US Co Common Stock from time to time upon exchange of Exchangeable Shares and any other matters requiring approval of such stockholders in connection with the Arrangement (the "US Co Stockholders Meeting"). As promptly as practicable after the preliminary Joint Proxy Statement is cleared by the SEC, US Co and Chauvco shall cause the Joint Proxy Statement to be mailed to each company's respective stockholders. If either Chauvco or US Co determines on the advice of its outside counsel (with the concurrence of outside counsel for the other) that the offer and sale of the Exchangeable Shares or the CRI Shares in connection with the Arrangement is required to be registered under the Securities Act, then as applicable, US Co shall cause US Co Sub to file with the SEC a registration statement on Form S-4 (or other applicable form) (such registration statement, the "Form S-4") and if it is determined that the offer and sale of the CRI Shares is not otherwise exempt from such registration, Chauvco and US Co shall (a) agree on appropriate and equitable adjustments to the Plan of Arrangement so that CRI Shares that would otherwise be issued to holders who are residents of the United States shall instead be sold by a trustee or agent and the net proceeds of such sales remitted to such holders and otherwise as may be necessary to avoid offers and sales of the CRI Shares being deemed to take place within the United States, if such adjustments will avoid the necessity for such registration or (b) if such adjustments cannot reasonably be undertaken so as to avoid the necessity for such registration, Chauvco shall cause CRI to file with the SEC a registration statement on Form F-4 (or other applicable form) covering such offer and sale (such registration statement, the "Form F-4") and the Joint Proxy Statement shall also constitute the prospectuses of US Co Sub and CRI, as applicable, with respect to such offer and sale and shall be included in the Form S-4 or Form F-4, as applicable. Notwithstanding anything herein to the contrary, neither Chauvco nor US Co shall be under any obligation to cause to be filed the Form S-4 or Forms F-4 if it shall have determined on the advice of its outside counsel (with the concurrence of outside counsel for the other) that the offer and sale of the Exchangeable Shares and the CRI Shares pursuant to the Arrangement is exempt from the registration requirements of Section 5 of the Securities Act by virtue of Section 3(a)(10) thereof. In connection with such determination, US Co and Chauvco shall prepare and file with the SEC a request for no action (the "No Action Request") seeking to confirm the availability of such exemption. If US Co determines on the advice of its outside counsel (with the concurrence of outside counsel for Chauvco) that it is necessary to file a registration statement on Form S-3 (or other applicable form)(the "Form S-3") in order to register the US Co Common Stock to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares, then US Co shall file the Form S-3 with the SEC and use its best efforts to maintain the effectiveness of such registration for the period that such Exchangeable Shares remain outstanding, and US Co and Chauvco shall use their best efforts to cause the Form S-3 to become effective.





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         (b) Each party shall promptly furnish to the other party all information concerning such party and its stockholders as may be reasonably required in connection with any action contemplated by this Section 1.5. The Joint Proxy Statement and, if required, the Form F-4, Form S-4 and Form S-3, shall comply in all material respects with all applicable requirements of law. Each of US Co and Chauvco will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Joint Proxy Statement or the Form F-4, Form S-4 or Form S-3, if required, or for additional information, and will supply the other with copies of all correspondence with the SEC with respect to the Joint Proxy Statement or the Form S-3, if required. Whenever any event occurs which should be set forth in an amendment or supplement to the Joint Proxy Statement or the Form F-4, Form S-4 or Form S-3, if required, US Co or Chauvco, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC, and/or mailing to stockholders of US Co or Chauvco, as may be applicable, such amendment or supplement.

         (c) US Co and Chauvco shall take any action required to be taken under any applicable provincial or state securities laws (including "blue sky" laws) in connection with the issuance of the Exchangeable Shares, CRI Shares or US Co Common Stock and the Arrangement; provided, however, that with respect to the blue sky and Canadian provincial qualifications, neither US Co nor Chauvco shall be required to register or qualify as a foreign corporation or reporting issuer where any such entity is not now so registered or qualified except as to matters and transactions arising solely from the offer and sale of the US Co Common Stock, the CRI Shares or the issuance of the Exchangeable Shares.

1.8      REORGANIZATION

         The parties intend to adopt this Agreement and the Plan of Arrangement as a qualified stock purchase under Section 338(d)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

1.9      MATERIAL ADVERSE EFFECT

         In this Agreement, any reference to any event, change or effect being "material" with respect to any entity or group of entities means any material event, change or effect related to the condition (financial or otherwise), properties or business of such entity or group of entities. In this Agreement, the term "Material Adverse Effect" used with respect to any party means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties or business of such party and its subsidiaries, taken as a whole; provided, that a Material Adverse Effect shall not include any adverse effect resulting from changes in general economic conditions or conditions generally affecting the industries in which US Co or Chauvco operate.

1.10     CURRENCY

         Unless otherwise specified, all references in this Agreement to "dollars" or "$" shall mean Canadian dollars.





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1.11     EXHIBITS

         The following exhibits attached hereto shall form part of this
Agreement:

         (a)  Exhibit A      -       Plan of Arrangement;
         (b)  Exhibit B      -       Support Agreement;
         (c)  Exhibit C      -       Voting and Exchange Trust Agreement;
         (d)  Exhibit D      -       Terms and Conditions of US Co Special
                                     Voting Stock;
         (e)  Exhibit E      -       List of Lock-up Shareholders;
         (f)  Exhibit F      -       List of Other Assets to be Transferred to
                                     CRI; and
         (g)  Exhibit G      -       Provisions of Memorandum of Association of
                                     US Co Sub.

                                   ARTICLE 2
                   REPRESENTATIONS AND WARRANTIES OF CHAUVCO

         Except as set forth in a letter dated the date of this Agreement and delivered by Chauvco to US Co concurrently herewith (the "Chauvco Disclosure Letter") and subject to Sections 7.7 and 7.8 hereof, Chauvco hereby represents and warrants to US Co that:

2.1      ORGANIZATION AND STANDING

         Chauvco and each partnership, joint venture, corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by Chauvco (the "Chauvco Subsidiaries"), is duly incorporated or formed, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has full requisite power and authority to carry on its business as it is currently conducted, and to own, lease and operate the properties currently owned, leased and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Chauvco. The Chauvco Disclosure Letter sets forth a complete list of the Chauvco Subsidiaries (and all other subsidiaries in which Chauvco has an interest of 50% or less determined as described above), the percentage of each subsidiary's outstanding capital stock or other ownership interest owned by Chauvco or another Chauvco Subsidiary and a description of any lien, charge, mortgage, security interest, option, preferential purchase right or other right or interest of any other person (collectively, an "Encumbrance") on such stock, on treasury stock or other ownership interest and a complete list of each jurisdiction in which each of Chauvco and each Chauvco Subsidiary is duly qualified, registered and in good standing to do business.

2.2      AGREEMENT AUTHORIZED AND ITS EFFECT ON OTHER OBLIGATIONS

         (a) Chauvco has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement and the Arrangement by the shareholders of Chauvco and approval by the Court, to perform its obligations hereunder and to consummate the Arrangement and




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the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Chauvco and, subject to approval of this Agreement and the Arrangement by the shareholders of Chauvco and approval by the Court, the consummation by Chauvco of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Chauvco. This Agreement has been duly executed and delivered by Chauvco and is the valid and binding obligation of Chauvco, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

         (b) Neither the execution, delivery and performance of this Agreement or the Arrangement by Chauvco, nor the consummation of the transactions contemplated hereby or thereby by Chauvco nor compliance with the provisions hereof or thereof by Chauvco will: (i) conflict with, or result in any violations of, the articles of amalgamation or bylaws of Chauvco or any equivalent document of any of the Chauvco Subsidiaries, or (ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any Encumbrance upon any of the material properties or assets of Chauvco or any of the Chauvco Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Chauvco or any of the Chauvco Subsidiaries or their respective properties or assets, other than any such breaches, defaults, losses, or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Chauvco.

2.3      GOVERNMENTAL CONSENTS

         No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), is required to be obtained by Chauvco or any of the Chauvco Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the applicable Canadian provincial securities commissions or regulatory authorities (the "Commissions") and the Court and the mailing to shareholders of Chauvco of the Joint Proxy Statement relating to the Chauvco Meeting to be held with respect to the approval of this Agreement and the Arrangement, (ii) the furnishing to the SEC of all required filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby (the "SEC Filings"); (iii) approval by the Court of the Arrangement and the filings of the articles of arrangement and other required arrangement or other documents as required by the ABCA; (iv) such filings, authorizations, orders and approvals as may be required under state "control share acquisition," "anti-takeover" or other similar statutes, any other applicable federal, provincial or state securities laws and the rules of the NYSE or The Toronto Stock Exchange ("TSE"); (v) such filings and notifications as may be necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (vi) such notices and filings as may be necessary under the Investment Canada Act and under the Competition Act (Canada); and (vii) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent Chauvco from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on Chauvco.

2.4      CAPITALIZATION

         The authorized capital stock of Chauvco consists of an unlimited number of Chauvco Common Shares, no par value. At the close of business on August 29, 1997, 48,464,312 Chauvco Common Shares were issued and outstanding, and no Chauvco Common Shares were held by Chauvco in its treasury. As of August 29, 1997, an aggregate of 2,901,995 Chauvco Common Shares were reserved for issuance pursuant to outstanding Chauvco Options granted under the Chauvco Option Plan. All issued and outstanding Chauvco Common Shares have been duly authorized, validly issued and are fully paid and non-assessable. Except in connection with the Chauvco Option Plan and in connection with Chauvco's shareholder rights plan adopted pursuant to that agreement dated April 24, 1997 between Chauvco and Montreal Trust Company of Canada (the "Chauvco SRP"), no person, firm or corporation has any agreement or option or any right or privilege, whether by law, pre-emptive or contractual, capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of Chauvco or of any securities of Chauvco.

2.5      SECURITIES REPORTS AND FINANCIAL STATEMENTS

         Chauvco and all predecessor corporations to Chauvco have filed all forms, reports and documents with the Commissions required to be filed by it or them pursuant to relevant Canadian securities statutes, regulations, policies and rules (collectively, the "Chauvco Securities Reports"), all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the Chauvco Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Chauvco and such predecessor corporations contained in the Chauvco Securities Reports complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the relevant Canadian securities statutes with respect thereto, were prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable laws, rules or regulations) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of Chauvco and such predecessor corporations and the consolidated Chauvco Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. There has been no change in the accounting policies or the methods of making accounting estimates of Chauvco or its predecessor corporations or changes in estimates that are material to such financial statements, except as described in the notes thereto.

2.6      LIABILITIES

         Chauvco and the Chauvco Subsidiaries do not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations, other than those (i) disclosed in the Chauvco Securities Reports, (ii) set forth in the Chauvco Disclosure Letter, (iii) incurred in the ordinary course of business since June 30, 1997; or (iv) which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Chauvco.

2.7      INFORMATION SUPPLIED

         None of the information supplied or to be supplied by Chauvco for inclusion or incorporation by reference in the Joint Proxy Statement (and, if filed, the Form S-3, S-4 or F-4) will, at the time the Joint Proxy Statement is mailed to the shareholders of Chauvco and at the time of the Chauvco Meeting (and, if filed, at the time the Form S-3, S-4 or F-4 is declared effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the ABCA and applicable Canadian securities laws and the rules and regulations promulgated thereunder.

2.8      NO DEFAULTS

         Neither Chauvco nor any Chauvco Subsidiary is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) its charter documents or bylaws; (ii) any judgment, decree or order applicable to it; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, material contract, agreement, lease, license or other instrument to which Chauvco or any Chauvco Subsidiary is now a party or by which it or any of its properties or assets may be bound, except in the case of item (iii) for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on Chauvco.

2.9      LITIGATION; INVESTIGATIONS

         There is no claim, action, suit or proceeding pending or, to the knowledge of Chauvco, threatened, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on Chauvco, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Chauvco or any of the Chauvco Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect. There is no investigation pending or, to the knowledge of Chauvco, threatened, against Chauvco or any of the Chauvco Subsidiaries before any Governmental Entity which could have any such effect.

2.10     ABSENCE OF CERTAIN CHANGES AND EVENTS

         Except as set forth in the Chauvco Disclosure Letter, other than as a result of the transactions contemplated by this Agreement, since June 30, 1997, there has not been:

         (a) Financial Change. Any material adverse change in the financial condition, operations, assets, liabilities or business of Chauvco or the Chauvco Subsidiaries;

         (b) Property Damage. Any material damage, destruction, or loss to the business or properties of Chauvco or the Chauvco Subsidiaries (whether or not covered by insurance);

         (c) Dividends or Redemptions. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of Chauvco, or any direct or indirect redemption, purchase or any other acquisition by Chauvco of any such stock;

         (d) Capitalization Change. Any change in the capital stock or in the number of shares or classes of Chauvco's authorized or outstanding capital stock as described in Section 2.4 (other than as a result of exercises of currently outstanding Chauvco Options); or

         (e) Other Material Changes. Any other event or condition known to Chauvco particularly pertaining to and adversely affecting the operations, assets or business of Chauvco or the Chauvco Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Effect on Chauvco.

2.11     ADDITIONAL CHAUVCO INFORMATION

         The Chauvco Disclosure Letter contains true, complete and correct lists of the following items with respect to Chauvco and the Chauvco Subsidiaries, and Chauvco agrees that upon the request of US Co, it will furnish to US Co true, complete and correct copies of any documents referred to in such lists:

         (a) Material Contracts. All contracts which involve, or may involve, aggregate payments by any party thereto of $5,000,000 or more, which are to be performed in whole or in part after the Effective Time;

         (b) Employee Compensation Plans. All bonus, retention bonus, company severance policy, employee stock option plans, incentive compensation, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements together with copies of the most recent reports with respect to such plans, arrangements, or trust agreements filed with any Governmental Entity and all tax determination letters that have been received with respect to such plans;

         (c) Employee Agreements. Any collective bargaining agreements with any labor union or other representative of employees, including amendments and supplements, in each case covering ten (10) or more employees, all employment agreements involving, individually, remuneration greater than $100,000 per annum and all executive termination agreements;

         (d) Patents. All patents, trademarks, copyrights and other material intellectual property rights owned, licensed or used;

         (e) Trade Names. All trade names and fictitious names used or held, whether and where such names are registered and where used;

         (f) Promissory Notes. All long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements, and any other agreements relating thereto or with respect to collateral securing the same; and

         (g) Guarantees. All indebtedness, liabilities and commitments of others and as to which it is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters of credit, whether stand-by or documentary, issued by any third party.

2.12     CERTAIN AGREEMENTS

         Except in connection with Chauvco's executive termination agreements, retention bonus plan, company severance policy and Stock Option Plan, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Chauvco or the Chauvco Subsidiaries under any Chauvco Plan (as hereinafter defined) or otherwise, (ii) materially increase any benefits otherwise payable under any Chauvco Plan or otherwise or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.13     EMPLOYEE BENEFIT PLANS

         Except for health insurance, vacation, severance and similar plans which are set forth in the Chauvco Disclosure Letter ("Chauvco Plans"), there are no employee benefits plans covering active, former or retired employees of Chauvco and the Chauvco Subsidiaries. Each Chauvco Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

2.14     INTELLECTUAL PROPERTY

         Chauvco or the Chauvco Subsidiaries owns or possesses licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "Chauvco Intellectual Property") that are either material to the business of Chauvco or any Chauvco Subsidiary or that are necessary for the manufacture, use, license or sale of any services or products manufactured, used, licensed or sold by Chauvco or the Chauvco Subsidiaries, including all such intellectual property listed in the Chauvco Disclosure Letter. The Chauvco Intellectual Property is owned or licensed by Chauvco or the Chauvco Subsidiaries free and clear of any Encumbrance other than such Encumbrances as are listed in the Chauvco Disclosure Letter. Except as otherwise indicated in such letter or in the ordinary course of business, neither Chauvco nor the Chauvco Subsidiaries has granted to any other person any license to use any Chauvco Intellectual Property. Neither Chauvco nor the Chauvco Subsidiaries has received any notice of infringement, misappropriation, or conflict with, the intellectual property rights of others in connection with the use by Chauvco or the Chauvco Subsidiaries of the Chauvco Intellectual Property.

2.15     TITLE TO PROPERTIES

         Except for goods and other property sold, used or otherwise disposed of in the ordinary course of business for fair value, Chauvco has good and indefeasible title to all its properties, interests in properties and assets, real and personal, reflected in its June 30, 1997 financial statements, free and clear of any Encumbrance, except (i) Encumbrances reflected in the balance sheet of Chauvco dated June 30, 1997, (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, which would not, individually or in the aggregate, have a Material Adverse Effect on Chauvco. All leases pursuant to which Chauvco or any Chauvco Subsidiary leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Chauvco or any Chauvco Subsidiary which would, individually or in the aggregate, have a Material Adverse Effect on Chauvco and in respect to which Chauvco or a Chauvco Subsidiary has not taken adequate steps to prevent a default from occurring. The buildings and premises of Chauvco and the Chauvco Subsidiaries that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of operating equipment of Chauvco and the Chauvco Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations.

2.16     ENVIRONMENTAL MATTERS

         Except as set forth in the Chauvco Disclosure Letter:

         (a) Environmental Conditions. There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any property presently or previously owned or leased by Chauvco or the Chauvco Subsidiaries that could result in a Material Adverse Effect on Chauvco.

         (b) Permits, etc. Chauvco and the Chauvco Subsidiaries have in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder.

         (c) Compliance. Chauvco's and the Chauvco Subsidiaries' operations and use of their assets do not violate any applicable United States or Canadian or other federal, provincial, state or local law, statute, ordinance, rule, regulation, order or notice requirement (collectively the "Applicable Environmental Laws") pertaining to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, or (c) the regulation of any pollutants, contaminants, waste or substances (whether or not hazardous or toxic), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U. S.C. ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource

Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.) the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U. S.C. ss. 2601 et seq.), the Safe Drinking Water Act (42 U. S.C. ss. 300f et seq.), the Rivers and Harbors Act (33 U.S.C. ss. 401 et seq.), the Oil Pollution Act (33 U. S.C. ss. 2701 et seq.) and analogous Canadian, Argentine, foreign, provincial, state and local provisions, as any of the foregoing may have been amended or supplemented from time to time, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on Chauvco.

         (d) Past Compliance. None of the operations or assets of Chauvco or the Chauvco Subsidiaries has ever been conducted or used by Chauvco or the Chauvco Subsidiaries in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on Chauvco.

         (e) Environmental Claims. No notice has been served on Chauvco or any Chauvco Subsidiaries from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, would not result in a Material Adverse Effect on Chauvco.

         (f) Renewals. Chauvco does not know of any reason it or US Co would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of Chauvco's or the Chauvco Subsidiaries' assets for their current purposes and uses.

2.17     COMPLIANCE WITH OTHER LAWS

         Except as set forth in the Chauvco Disclosure Letter, neither Chauvco nor any Chauvco Subsidiary is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any Governmental Entity, except for violations which, either singly or in the aggregate, do not and are not expected to result in a Material Adverse Effect on Chauvco.

2.18     TAXES

         Except with respect to failures which, in the aggregate, would not result in a Material Adverse Effect on Chauvco, proper and accurate federal, provincial, state and local income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by Chauvco and each of the Chauvco Subsidiaries for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by Chauvco or a Chauvco Subsidiary; and the tax provision reflected in Chauvco's financial statements as of June 30, 1997, is adequate, in accordance with Canadian generally accepted accounting principles, to cover liabilities of Chauvco and the Chauvco Subsidiaries at the date thereof for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to Chauvco and the Chauvco Subsidiaries or their assets or businesses. There are no tax liens on any assets of Chauvco or the Chauvco Subsidiaries except for taxes not yet currently due and those which could not reasonably be expected to result in a Material Adverse Effect on Chauvco.

2.19     VOTE REQUIRED

         Except as may be provided in the Interim Order, at the Chauvco Meeting at which a quorum is present, the affirmative vote of the holders of two-thirds of the Chauvco Common Shares present is the only vote required to approve this Agreement, the Arrangement and the consummation of the transactions contemplated hereby.

2.20     BROKERS AND FINDERS

         Other than Salomon Brothers Inc. and RBC Dominion Securities Inc. in accordance with the terms of their respective engagement letters in final forms, copies of which have previously been provided to US Co, none of Chauvco or any of the Chauvco Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

2.21     DISCLOSURE

         No representation or warranty made by Chauvco in this Agreement, nor any document, written information statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by Chauvco or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contained any untrue statement of a material fact when made, or omitted to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

2.22     FAIRNESS OPINION

         Chauvco's board of directors has received favourable written opinions from Salomon Brothers Inc and RBC Dominion Securities Inc. as to the fairness of the Plan of Arrangement and the other transactions contemplated herein.

2.23     RESTRICTIONS ON BUSINESS ACTIVITIES

         There is no material agreement, judgment, injunction, order or decree binding upon Chauvco or any Chauvco Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Chauvco or any Chauvco Subsidiary, any acquisition of property by Chauvco or any Chauvco Subsidiary, the conduct of business by Chauvco or any Chauvco Subsidiary as currently conducted or the consummation of the Arrangement.

2.24     BOOKS AND RECORDS

         The books, records and accounts of Chauvco and the Chauvco Subsidiaries (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Chauvco and the Chauvco Subsidiaries and (c) accurately and fairly reflect the basis for the Chauvco financial statements. Chauvco has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles or any other criteria applicable to such statements and (ii) to maintain accountability for assets.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF US CO

         Except as set forth in a letter dated the date of this Agreement and delivered by US Co to Chauvco concurrently herewith (the "US Co Disclosure Letter"), US Co hereby represents and warrants to Chauvco, in each case with respect to itself and with respect to its predecessor corporations, that:

3.1      ORGANIZATION AND STANDING

         US Co and each partnership, joint venture, corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by US Co (the "US Co Subsidiaries"), is duly incorporated or formed, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has full requisite power and authority to carry on its business as it is currently conducted, and to own, lease and operate the properties currently owned, leased and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on US Co. The US Co Disclosure Letter sets forth a complete list of the US Co Subsidiaries.

3.2      AGREEMENT AUTHORIZED AND ITS EFFECT ON OTHER OBLIGATIONS

         (a) US Co has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and, subject to approval of US Co's stockholders as provided in this Agreement, to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by US Co and, subject to approval of US Co's stockholders as provided in this Agreement, the consummation by US Co of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of US Co. This Agreement has been duly executed and delivered by US Co and is the valid and binding obligation of US Co, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

         (b) Neither the execution, delivery and performance of this Agreement or the Arrangement by US Co, nor the consummation of the transactions contemplated hereby or thereby by US Co nor compliance with the provisions hereof or thereof by US Co will: (i) conflict with, or result in any violations of, the certificate of incorporation or bylaws of US Co or any equivalent document of any of the US Co Subsidiaries, or (ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any Encumbrance upon any of the material properties or assets of US Co or any of the US Co Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to US Co or any of the US Co Subsidiaries or their respective properties or assets, other than any such breaches, defaults, losses, or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on US Co. Without limiting the generality of the foregoing, upon the consummation of the Arrangement, except as contemplated herein, no person or group of persons shall have any right, contingent or otherwise, to elect, designate or appoint any director of US Co and no person or group of persons shall have any right, contingent or otherwise that is inconsistent with the provisions hereof.

3.3      GOVERNMENTAL CONSENTS

         No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required to be obtained by US Co or any of the US Co Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the Commissions and the mailing to stockholders of US Co of the Joint Proxy Statement relating to the US Co Stockholders Meeting, (ii) the furnishing to the SEC of SEC Filings; (iii) approval by the Court of the Arrangement and the filings of the articles of arrangement and other required arrangement or other documents as required by the ABCA; (iv) such filings, authorizations, orders and approvals as may be required under state "control share acquisition," "anti-takeover" or other similar statutes, any other applicable federal, provincial or state securities laws and the rules of the NYSE or the TSE; (v) such filings and notifications as may be necessary under the HSR Act;
(vi) such notices and filings as may be necessary under the Investment Canada Act and under the Competition Act (Canada); (vii) the filing of a Certificate of Designation with the Delaware Secretary of State with respect to the creation of special voting stock; and (viii) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent US Co from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on US Co.

3.4      CAPITALIZATION

         The authorized capital stock of US Co consists of 500,000,000 common shares, U.S.$0.01 par value ("US Co Common Stock") and 100,000,000 preferred shares, $0.01 par value (the "US Co

Preferred Stock"). As of August 29, 1997, there were 73,555,501 shares of US Co Common Stock outstanding, and 3,718,314 shares of US Co Common Stock were reserved for issuance upon the exercise of stock options outstanding under US Co's stock option plan; at the same date, no shares of US Co Preferred Stock were outstanding. Except in connection with US Co's stock option plan, no person, firm or corporation has any agreement or option or any right or privilege, whether by law, pre-emptive or contractual, capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of US Co or of any securities of US Co. US Co has no shareholder rights plan or similar arrangement in place in connection with the US Co Common Stock or otherwise (provided that US Co shall be entitled to institute such a plan or similar arrangement prior to the Effective Date so long as such plan treats the holders of Exchangeable Shares in substantially the same manner as the holders of US Co Common Stock and provided the institution of the shareholder rights plan does not have a tax impact on the holders of Exchangeable Shares.

3.5      SECURITIES REPORTS AND FINANCIAL STATEMENTS

         US Co and all predecessor corporations to US Co have filed all forms, reports and documents required to be filed by them by the SEC or pursuant to relevant United States securities statutes, regulations, policies and rules (collectively, the "US Co Securities Reports"), all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the US Co Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of US Co and such predecessor corporations contained in the US Co Securities Reports complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the relevant United States securities statutes with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable laws, rules or regulations) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of US Co and such predecessor corporations and the consolidated US Co Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. There has been no change in the accounting policies or the methods of making accounting estimates or changes in estimates of US Co or its predecessor corporations that are material to such financial statements, except as described in the notes thereto.

3.6      LIABILITIES

         US Co and the US Co Subsidiaries do not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations, other than those (i) disclosed in the US Co Securities Reports or those of its predecessors, (ii) set forth in the US Co Disclosure Letter, (iii) incurred in the ordinary course of business since June 30, 1997, or (iv) which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on US Co.

3.7      INFORMATION SUPPLIED

         None of the information supplied or to be supplied by US Co for inclusion or incorporation by reference in the Joint Proxy Statement (and, if filed, the Form F-4 or Form S-3) will, at the time the Joint Proxy Statement is mailed to the shareholders of US Co and at the time of the US Co Stockholders Meeting (and, if filed, at the time the Form F-4 or Form S-3 is declared effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of applicable United States securities laws and the rules and regulations of the SEC.

3.8      NO DEFAULTS

         Neither US Co nor any US Co Subsidiary is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) its charter documents or bylaws; (ii) any judgment, decree or order applicable to it; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, material contract, agreement, lease, license or other instrument to which US Co or any US Co Subsidiary is now a party or by which it or any of its properties or assets may be bound, except in the case of item (iii) for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on US Co.

3.9      LITIGATION; INVESTIGATIONS

         There is no claim, action, suit or proceeding pending or, to the knowledge of US Co, threatened, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on US Co, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against US Co or any of the US Co Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect. There is no investigation pending or, to the knowledge of US Co, threatened, against US Co or any of the US Co Subsidiaries before any Governmental Entity which could have any such effect.

3.10     ABSENCE OF CERTAIN CHANGES AND EVENTS

         Except as set forth in the US Co Disclosure Letter, other than as a result of the transactions contemplated by this Agreement, since June 30, 1997, there has not been:

         (a) Financial Change. Any material adverse change in the financial condition, operations, assets, liabilities or business of US Co or the US Co Subsidiaries or its predecessors;

         (b) Property Damage. Any material damage, destruction, or loss to the business or properties of US Co or the US Co Subsidiaries (whether or not covered by insurance);

         (c) Dividends or Redemptions. Except as contemplated herein, any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of US Co, or any direct or indirect redemption, purchase or any other acquisition by US Co of any such stock;

         (d) Capitalization Change. Any change in the capital stock or in the number of shares or classes of US Co's authorized or outstanding capital stock as described in Section 3.4 (other than as a result of exercises of currently outstanding options to purchase US Co Common Stock and other than as contemplated in Section 1.4); or

         (e) Other Material Changes. Any other event or condition known to US Co particularly pertaining to and adversely affecting the operations, assets or business of US Co or the US Co Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Effect on US Co.

3.11     ADDITIONAL US CO INFORMATION

         The US Co Disclosure Letter contains true, complete and correct lists of the following items with respect to US Co and the US Co Subsidiaries, and US Co agrees that upon the request of Chauvco, it will furnish to Chauvco true, complete and correct copies of any documents referred to in such lists:

         (a) Material Contracts. All contracts which involve, or may involve, aggregate payments by any party thereto of $25,000,000 or more, which are to be performed in whole or in part after the Effective Time; or

         (b) Employee Compensation Plans. All bonus, retention bonus, company severance policy, employee stock option plans, incentive compensation, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements.

3.12     CERTAIN AGREEMENTS

         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of US Co or the US Co Subsidiaries under any US Co Plan (as hereinafter defined) or otherwise, (ii) materially increase any benefits otherwise payable under any US Co Plan or otherwise or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

3.13     TITLE TO PROPERTIES

         Except for goods and other property sold, used or otherwise disposed of in the ordinary course of business for fair value, US Co has good and indefeasible title to all its properties, interests in properties and assets, real and personal, reflected in its June 30, 1997, pro forma financial statements, free and clear of any Encumbrance, except (i) Encumbrances reflected in the pro forma balance sheet of US Co dated June 30, 1997, (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, which would not individually or in the aggregate, have a Material Adverse Effect on US Co. All leases pursuant to which US Co or any US Co Subsidiary leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by US Co or any US Co Subsidiary which would, individually or in the aggregate, have a Material Adverse Effect on US Co and in respect to which US Co or a US Co Subsidiary has not taken adequate steps to prevent a default from occurring. The buildings and premises of US Co and the US Co Subsidiaries that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of operating equipment of US Co and the US Co Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations.

3.14     ENVIRONMENTAL MATTERS

         Except as set forth in the US Co Disclosure Letter:

         (a) Environmental Conditions. There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any property presently or previously owned or leased by US Co or the US Co Subsidiaries that could result in a Material Adverse Effect on US Co.

         (b) Permits, etc. US Co and the US Co Subsidiaries have in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder.

         (c) Compliance. US Co's and the US Co Subsidiaries' operations and use of their assets do not violate any applicable United States or Canadian or other federal, provincial, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, or (c) the regulation of any pollutants, contaminants, waste, substances (whether or not hazardous or toxic), including, without limitation, the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on US Co.

         (d) Past Compliance. None of the operations or assets of US Co or the US Co Subsidiaries has ever been conducted or used by US Co or the US Co Subsidiaries in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on US Co.

         (e) Environmental Claims. No notice has been served on US Co or any US Co Subsidiaries from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, would not result in a Material Adverse Effect on US Co.

         (f) Renewals. US Co does not know of any reason it would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any Applicable Environmental

Laws to operate and use any of US Co's or the US Co Subsidiaries' assets for their current purposes and uses.

3.15     COMPLIANCE WITH OTHER LAWS

         Except as set forth in the US Co Disclosure Letter, neither US Co nor any US Co Subsidiary is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any Governmental Entity, except for violations which, either singly or in the aggregate, do not and are not expected to result in a Material Adverse Effect on US Co.

3.16     TAXES

         (a) Except with respect to failures which, in the aggregate, would not result in a Material Adverse Effect on US Co, proper and accurate federal, state and local income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by US Co and all predecessor corporations and each of the US Co Subsidiaries for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by US Co or a US Co Subsidiary; and the tax provision reflected in US Co's pro forma financial statements as of June 30, 1997, is adequate, in accordance with United States generally accepted accounting principles, to cover liabilities of US Co and the US Co Subsidiaries at the date thereof for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to US Co and the US Co Subsidiaries or their assets or businesses. There are no tax liens on any assets of US Co or the US Co Subsidiaries except for taxes not yet currently due and those which could not reasonably be expected to result in a Material Adverse Effect on US Co.

         (b) On and after the Effective Date and until such time as no person, other than US Co or an affiliate of US Co, holds any Exchangeable Shares, neither US Co nor any of its affiliates will be a "specified financial institution" as that term is defined in the ITA.

3.17     VOTE REQUIRED

         At a stockholders meeting at which a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of US Co Common Stock present at the meeting is required to approve the issuance of the US Co Common Stock pursuant to this Agreement and upon exchange of the Exchangeable Shares. Except as aforesaid, no vote or other approval of the stockholders of US Co is required, under the stockholder approval policy of the NYSE, corporate law or otherwise, to approve this Agreement, the Arrangement and the consummation of the transactions contemplated hereby.

3.18     BROKERS AND FINDERS

         Other than Goldman, Sachs & Co. in accordance with the terms of its engagement letter, none of US Co or any of the US Co Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

3.19     DISCLOSURE

         No representation or warranty made by US Co in this Agreement, nor any document, written information, statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by US Co or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contained any untrue statement of a material fact when made, or omitted to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

3.20     FAIRNESS OPINION

         US Co's board of directors has received a written opinion from Goldman, Sachs & Co. that as of the date hereof the consideration to be paid by US Co in connection with this Agreement is fair to US Co.

3.21     RESTRICTIONS ON BUSINESS ACTIVITIES

         There is no material agreement, judgment, injunction, order or decree binding upon US Co or any US Co Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of US Co or any US Co Subsidiary, any acquisition of property by US Co or any US Co Subsidiary, the conduct of business by US Co or any US Co Subsidiary as currently conducted or the consummation of the Arrangement.

3.22     BOOKS AND RECORDS

         The books, records and accounts of US Co and the US Co Subsidiaries
(a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of US Co and the US Co Subsidiaries and (c) accurately and fairly reflect the basis for the US Co financial statements. US Co has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that
(a) transactions are executed in accordance with management's general or specific authorization; and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with United States generally accepted accounting principles or any other criteria applicable to such statements and (ii) to maintain accountability for assets.

3.23     US CO SUB

         US Co Sub will be incorporated solely for the purpose of participating in the transactions contemplated herein, will carry on no other business, and, except as contemplated herein, will not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise as of the Effective Date.


                                   ARTICLE 4
                       OBLIGATIONS PENDING EFFECTIVE DATE

4.1      AGREEMENTS OF US CO AND CHAUVCO

         US Co and Chauvco agree to take the following actions after the date hereof:

         (a) Regulatory Approvals. Each party will promptly execute and file or join in the execution and filing of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, the Commissions or the SEC which may be reasonably required, or which the other party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each party will use its commercially reasonable efforts to promptly obtain such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, each party shall make all required filings with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ"), a pre-merger notification report under the HSR Act and shall make such filings as are necessary under the Investment Canada Act and the Competition Act (Canada).

         (b) Access. Each party will allow the other and its agents reasonable access to the premises and properties of the other and to the files, books, records and offices of the other and the other's subsidiaries, including, without limitation, any and all information relating to such party's tax matters, contracts, leases, licenses and real, personal and intangible property and financial condition. Each party will cause its accountants to cooperate with the other in making available to the other party all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to tax matters and financial statements prepared or audited by such accountants.

         (c) Joint Proxy Statement. US Co and Chauvco shall cooperate in the preparation and prompt filing of the Joint Proxy Statement (and, if required, the Form F-4, S-4 or Form S-3) with the SEC;

         (d) Notice of Material Developments. Each of US Co and Chauvco will promptly notify the other in writing (i) of any event occurring subsequent to the date of this Agreement which would render, or might reasonably be expected to render, any representation and warranty of such party contained in this Agreement untrue or inaccurate in any material respect, (ii) of any Material Adverse Effect on such party and (iii) of any breach by such party of any covenant or agreement contained in this Agreement; and

         (e) Satisfaction of Conditions Precedent. During the term of this Agreement, each of US Co and Chauvco will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 5 hereof, and each of US Co and Chauvco will use its commercially reasonable efforts to cause the Arrangement and the other transactions contemplated by this Agreement to be consummated.

4.2      ADDITIONAL AGREEMENTS OF CHAUVCO

         Chauvco agrees that from the date hereof to the Effective Date, it will, and will cause each of the Chauvco Subsidiaries to:

         (a) Operate in Ordinary Course/Consult. Other than as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it; permit US Co representatives to meet with Chauvco officers and attend such Chauvco business meetings, and provide US Co with such periodic reports, all as US Co may reasonably request to become and keep generally informed as to Chauvco's business, assets and operations;

         (b) Maintenance of Properties. Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

         (c) Maintenance of Books and Records. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

         (d) Compliance with Law. Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

         (e) Employment Matters. Allow reasonable access by US Co to employees in order for US Co to explore continuing employment arrangements; not (i) enter into any contracts of employment which (1) cannot be terminated on notice of 30 days or less or (2) provide for any severance payments or benefits covering a period beyond the termination date of such employment contract, except as may be required by law; (ii) amend any employee benefit plan or stock option plan, except as may be required for compliance with applicable law or as contemplated by this Agreement; or (iii) except with the prior written consent of US Co, such consent not to be unreasonably withheld, increase salaries or declare bonuses prior to the Effective Date provided that Chauvco shall be permitted to declare and pay bonuses in an amount not to exceed $750,000 without the consent of US Co;

         (f) Prohibition of Certain Loans. Not incur any borrowings except (i) the refinancing of indebtedness now outstanding or additional borrowings under its existing revolving credit facilities, (ii) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future, (iii) trade payables incurred in the ordinary course of business, (iv) other borrowings incurred in the ordinary course of business to finance normal operations, (v) borrowing to finance expenditures not prohibited under paragraph (g) (provided however with respect to items (i) to (v) the borrowing shall not exceed current borrowing limits under current credit facilities), or
(vi) as is otherwise agreed to in writing by US Co;

         (g) Prohibition of Certain Commitments. Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $1,000,000, in the aggregate, except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, (ii) as may be required by law, (iii) as contemplated in Chauvco's Estimated Capital Expenditures for the period July 1, 1997 to December 31, 1997, a copy of which has been attached to the Chauvco Disclosure Letter or (iv) as is otherwise agreed to in writing by US Co;

         (h) Disposal of Assets. Not sell, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business and not exceeding $10,000,000 in value in the aggregate, (ii) Encumbrances as may be reasonably required in connection with borrowings under Section 4.2(f), or
(iii) as is otherwise agreed to in writing by US Co;

         (i) Maintenance of Insurance. Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it;

         (j) No Amendment to Charter Documents, etc. Except as otherwise provided in this Agreement, not amend its charter documents or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

         (k) No Issuance, Sale, or Purchase of Securities. Except as otherwise provided in this Agreement, not issue or sell (except upon the exercise of outstanding options), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;

         (l) Prohibition on Dividends. Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

         (m) Supplemental Financial Statements. Deliver to US Co, within 45 days after the end of the fiscal quarter of Chauvco ending September 30, 1997, unaudited consolidated balance sheets and related unaudited statements of income, retained earnings and cash flows as of the end of such fiscal quarter of Chauvco, and as of the corresponding fiscal quarter of the previous fiscal year. Chauvco hereby represents and warrants that such unaudited consolidated financial statements shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements,
(ii) present fairly the financial condition of Chauvco as at the dates indicated and the results of operations for the periods indicated, (iii) shall have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis, except as noted therein and (iv) shall contain all adjustments which Chauvco considers necessary for a fair presentation of its results for the fiscal period;

         (n) Exclusivity; Acquisition Transactions. Unless and until this Agreement shall have been terminated by either party pursuant to Article 6 hereof, it shall not (and it shall cause its directors, representatives, agents or affiliates (collectively "Representatives")) not to take or cause to take (or cause any of the Chauvco Subsidiaries to take), directly or indirectly, any of the following actions with any party other than US Co and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal (x) to acquire in any manner, directly or indirectly, all or any significant part of the business or assets of Chauvco and the Chauvco Subsidiaries taken as a whole or (y) to acquire in any manner, directly or indirectly, more than 25% of the voting power of the capital shares of Chauvco, whether by arrangement, amalgamation, merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "Acquisition Transaction"), (ii) after the date hereof furnish or provide any information with respect to, or otherwise take any action that facilitates, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any inquiry, offer or proposal for, an Acquisition Transaction except in the ordinary course of business (and unrelated to an Acquisition Transaction) and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement or arrangement relating to an Acquisition Transaction, plan of reorganization, or other agreement calling for the sale of all or any significant part of its business and properties or the acquisition in any manner of more than 25% of the voting power of the capital shares of Chauvco; or (iv), except as required by law, make or authorize any public statement, recommendation or solicitation with respect to any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Arrangement (provided that neither the Board of Directors of Chauvco nor any committee thereof shall
(x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to US Co, the approval and recommendation by such Board of Directors or such committee of this Agreement, the Plan of Arrangement or the Arrangement or (y) approve or recommend, or propose to approve or recommend, any Acquisition Transaction, except with respect to either clause (x) or (y) in the case of a Superior Transaction (as hereinafter defined) and then only at or after the termination of this Agreement pursuant to Section 6.1(g)); and

         (o) Alternative Transaction. Notwithstanding the foregoing, prior to the approval of this Agreement and the Arrangement by the holders of Chauvco Common Shares at the Chauvco Meeting, nothing contained in this Agreement shall prevent the Board of Directors of Chauvco (or its Representatives pursuant to its instructions) from: (i) engaging in discussions or negotiations with (but not soliciting or initiating such discussions or negotiations or encouraging inquiries from) a party concerning an unsolicited Acquisition Transaction; or
(ii) providing non-public information in connection with an unsolicited Acquisition Transaction with respect to Chauvco or the Chauvco Subsidiaries that has previously been provided to US Co pursuant to a customary confidentiality agreement (having terms substantially similar to the Confidentiality Agreement (as hereinafter defined)), in each case if the Chauvco Board of Directors first determines in good faith, based on the advice of outside legal counsel, that such action is required by reason of the fiduciary duties of the members of the Board of Directors of Chauvco to Chauvco or to Chauvco's shareholders under applicable law and that such unsolicited Acquisition Transaction involves consideration to the shareholders of Chauvco with a value that the Board of Directors of Chauvco in good faith believe, after receiving advice from Chauvco's financial advisors, is superior to the consideration to the shareholders provided for in the Arrangement; provided that in each such event, Chauvco first notifies US Co of such determination by the Chauvco Board of Directors and further notifies US Co of the fact that it is furnishing information to or entering into discussions or negotiations with a person or entity and Chauvco keeps US Co informed of the status (including all terms and conditions thereof but not the identity of such person or entity) of any such discussions or negotiations. Except to the extent expressly referenced in this Section, nothing in this Section, however, shall relieve Chauvco from complying with the other terms of this Agreement. If Chauvco or any Chauvco Subsidiary receives any unsolicited offer or proposal to enter negotiations relating to an Acquisition Transaction, Chauvco shall immediately notify US Co thereof. On the date hereof, Chauvco shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Chauvco or any Representatives with respect to any Acquisition Transaction and, in connection therewith, Chauvco shall exercise all rights to require the return of information regarding Chauvco previously provided to such parties. In no event may the Board of Directors of Chauvco or any committee thereof (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to US Co, the approval and recommendation by such Board of Directors or such committee of this Agreement, the Plan of Arrangement or the Arrangement or (y) approve or recommend, or propose to approve or recommend, any Acquisition Transaction, except with respect to either clause (x) or (y) in the case of a Superior Proposal and then only at or after the termination of this Agreement pursuant to Section 6.1(g). As used in this Agreement, a "Superior Proposal" means (x) a bona fide written offer for an Acquisition Transaction to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares and/or voting power of the capital shares of Chauvco then outstanding or all or substantially all the assets of Chauvco, and
(y) otherwise on terms which the Board of Directors of Chauvco determines in its good faith judgment to be more favorable to Chauvco than the Arrangement (based on the written opinion, with only customary qualifications, of Chauvco's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Arrangement), for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Chauvco, based on advice from Chauvco's independent financial advisor, is reasonably capable of being financed by such third party and for which the Board of Directors of Chauvco determines, in its good faith judgment, that such proposed transaction is reasonably likely to be consummated without undue delay;

         (p) Chauvco Options. Ensure that the consent of the Optionholders as a class is either obtained or not required;

         (q) Chauvco Affiliates. On or prior to the Effective Time, cause its Affiliates (as such term is defined in the Exchange Act) to execute and deliver customary letters in connection with Rule 145 of the Securities Act;

         (r) Shareholders Rights Plan. Take such action as may be necessary so that the Chauvco SRP shall be waived immediately prior to the Effective Time and not apply to the transactions contemplated herein. Chauvco shall utilize its best efforts to keep the Chauvco SRP in full force and effect unamended until such waiver; and

         (s) International Contracts. Not enter into any binding contracts with any party in any country upon which the U.S. Government has imposed international economic sanctions with respect to U.S. persons doing business.

4.3      ADDITIONAL AGREEMENTS OF US CO

         US Co agrees that from the date hereof to the Effective Date, it will, and will cause each of the US Co Subsidiaries to:

         (a) Operate in Ordinary Course. Other than as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it;

         (b) Maintenance and Disposition of Properties. Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted and only dispose thereof (and such disposal shall be permitted) in the ordinary course of business;

         (c) Maintenance of Books and Records. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

         (d) Compliance with Law. Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

         (e) Maintenance of Insurance. Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it;

         (f) No Amendment to Charter Documents, etc. Except as otherwise contemplated in and subject to Section 1.4, not amend its charter documents or merge or consolidate with or into any other corporation without the prior written consent of Chauvco (provided that such consent shall not be necessary if such transaction will not adversely affect the ability of Chauvco shareholders to exchange Exchangeable Shares after the Effective Date as contemplated herein) or change in any manner the rights of its capital stock or the character of its business provided nothing herein shall prevent the issuance of preferred stock by US Co and the filing of Certificates of Designation with the Secretary of State of Delaware in connection therewith;

         (g) Prohibition on Dividends. Except for US Co's regular semi-annual 5(cent)/share dividends, or any dividend pursuant to the implementation or maintenance of a shareholder rights plan or similar arrangement which plan or arrangement makes adequate provision with respect to the holders of Exchangeable Shares, not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

         (h) Supplemental Financial Statements. Deliver to Chauvco, within 45 days after the end of the fiscal quarter of US Co ending September 30, 1997, unaudited consolidated balance sheets and related unaudited statements of income, retained earnings and cash flows for the period ending and as of the end of such quarter of US Co. US Co hereby represents and warrants that such unaudited consolidated financial statements shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements,
(ii) present fairly the financial condition of US Co as at the dates indicated and the results of operations for the periods indicated, (iii) shall have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, except as noted therein and (iv) shall contain all adjustments which US Co considers necessary for a fair presentation of its results for the fiscal period; and

         (i) Listings. Use its commercially reasonable efforts to cause, with the cooperation and assistance of Chauvco, the Exchangeable Shares to be listed on the TSE.


                                   ARTICLE 5
                      CONDITIONS PRECEDENT TO OBLIGATIONS

5.1      CONDITIONS PRECEDENT TO OBLIGATIONS OF CHAUVCO

         The obligations of Chauvco to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Chauvco in the manner contemplated by this Agreement before the Effective Date:

         (a) Representations and Warranties of US Co True at Effective Date. The representations and warranties of US Co herein contained shall be accurate in all material respects at the Effective Date, with the same effect as though made at such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date), and except to the extent of the failure of such representations to be true and correct would not in the aggregate have a Material Adverse Effect on US Co, and except as affected by transactions permitted or contemplated by this Agreement; US Co shall have performed and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by US Co before the Effective Date; and US Co shall have delivered to Chauvco a certificate, dated the Effective Date and signed by its chairman of the board or its president on behalf of US Co, and by its chief financial or accounting officer, and its secretary, to both such effects;

         (b) Opinion of US Co Counsel. Chauvco shall have received opinions, dated as of the Effective Date, from Vinson & Elkins, L.L.P., United States counsel for US Co, and from MacKimmie Matthews, Canadian counsel for US Co in form and substance satisfactory to Chauvco dealing with due authorization, execution, delivery and enforceability of documents and such other matters as US Co shall agree to;

         (c) Consents of Certain Parties in Privity with US Co. Chauvco shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of all material contracts and leases of US Co and for US Co to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on US Co;

         (d) Shareholder Approval. This Agreement, the Arrangement and the other transactions contemplated hereby shall have been approved and adopted by the Chauvco shareholders in accordance with applicable law and Chauvco's articles of amalgamation and bylaws;

         (e) US Co Approvals. The issuance of US Co Common Stock from time to time upon the exchange of the Exchangeable Shares shall have been approved by the US Co stockholders in accordance with the rules of the NYSE and applicable law;

         (f) No Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Arrangement shall have been issued by any Canadian or United States federal, provincial or state court and remain in effect, nor shall any proceeding seeking any of the foregoing be pending. There shall be no order, decree or ruling by any governmental agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Arrangement, which would prohibit or render illegal the transactions contemplated by this Agreement;

         (g) Court Approval. The Court shall have issued its final order approving the Arrangement in form and substance satisfactory to US Co and Chauvco (such approvals not to be unreasonably withheld or delayed by US Co or Chauvco) and reflecting the terms hereof;

         (h) Commissions, etc. All necessary orders shall have been obtained from the Commissions and other relevant United States and Canadian securities regulatory authorities in connection with the Arrangement. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained, without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of particular assets or businesses of Chauvco or US Co. US Co shall have filed all notices and information (if any) required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired or the parties shall have received an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) setting out that the Director under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Arrangement. The Arrangement shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Arrangement, to the extent such allowance or approval is required;

         (i) SEC Filings. The Forms F-4 and S-4, if filed, and the Form S-3 shall have been declared effective under the Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order, and the Joint Proxy Statement shall on the Closing Date not be subject to any similar proceedings commenced or threatened by the SEC or the Commissions;

         (j) Appointment to US Co Board. US Co shall cause James R. Baroffio to be appointed as a director of US Co on or prior to the Effective Date as a Class II Director to serve until US Co's 1999 annual stockholders' meeting; Guy
J. Turcotte to be nominated as a director of US Co for election at US Co's 1998 annual stockholders' meeting and Mr. Baroffio to be nominated for re-election at US Co's 1999 annual stockholders' meeting. US Co shall put forth Messrs. Turcotte and Baroffio for election to its board of directors as aforesaid and will cause to be solicited proxies for its stockholder's meetings in favour of the election of such individual.

         (k) Listings. The Exchangeable Shares shall be listed on the TSE, subject to notice of issuance, and the US Co Common Stock issuable pursuant to the Arrangement and upon exchange of the Exchangeable Shares shall have been approved for listing on the NYSE, subject to notice of issuance;

         (l) Certificates and Resolutions. Chauvco shall have received such other certificates and resolutions of US Co as may be reasonably required in connection with the consummation of this Agreement; and

         (m) Material Adverse Effect. There shall have been no event, change or effect after the date hereof and on or prior to the Effective Date resulting in a Material Adverse Effect on US Co.

5.2      CONDITIONS PRECEDENT TO OBLIGATIONS OF US CO

         The obligations of US Co to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by US Co in the manner contemplated by this Agreement, before the Effective Date:

         (a) Representations and Warranties of Chauvco True at Effective Date. The representations and warranties of Chauvco herein contained shall be accurate in all material respects at the Effective Date, with the same effect as though made at such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date), and except to the extent of the failure of such representations to be true and correct would not in the aggregate have a Material Adverse Effect on Chauvco and except as affected by transactions permitted or contemplated by this Agreement; Chauvco shall have performed and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by Chauvco before the Effective Date; and Chauvco shall have delivered to US Co a certificate, dated the Effective Date and signed by its chairman of the board or its president on behalf of Chauvco and by its chief financial or accounting officer, and its secretary, to both such effects;

         (b) Opinion of Chauvco Counsel. US Co shall have received opinions, dated as of the Effective Date, from Baker & Botts, L.L.P., United States counsel for Chauvco, and from Bennett Jones Verchere, Canadian counsel for Chauvco in form and substance satisfactory to Chauvco dealing with due authorization, execution, delivery and enforceability of documents and such other matters as Chauvco shall agree to;

         (c) Consents of Certain Parties in Privity with Chauvco. US Co shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of all material contracts and leases of Chauvco and for Chauvco to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on Chauvco;

         (d) Stockholder Approval. The issuance of US Co Common Stock hereunder and from time to time upon exchange of the Exchangeable Shares shall have been approved by the US Co stockholders in accordance with the rules of the NYSE and applicable law;

         (e) Chauvco Approvals. This Agreement, the Arrangement and the other transactions contemplated hereby shall have been approved and adopted by the Chauvco shareholders in accordance with applicable law and Chauvco's articles of amalgamation and bylaws, and Chauvco shall not have received on or prior to the Effective Time notice from the holders of more than 5% of the Chauvco Common Shares of their intention to exercise their rights of dissent under Section 184 of the ABCA;

         (f) No Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Arrangement shall have been issued by any Canadian or U.S. federal, provincial or state court and remain in effect, nor shall any proceeding seeking any of the foregoing be pending. There shall be no order, decree or ruling by any governmental agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Arrangement, which would prohibit or render illegal the transactions contemplated by this Agreement;

         (g) Court Approval. The Court shall have issued its final order approving the Arrangement in form and substance satisfactory to Chauvco and US Co (such approvals not to be unreasonably withheld or delayed by Chauvco or US
Co) and reflecting the terms hereof;

         (h) Commissions, etc. All necessary orders shall have been obtained from the Commissions and other relevant United States and Canadian securities regulatory authorities in connection with the Arrangement. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained, without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of particular assets or businesses of US Co or Chauvco. Chauvco shall have filed all notices and information (if any) required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired or the parties shall have received an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) setting out that the Director under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Arrangement. The Arrangement shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Arrangement, to the extent such allowance or approval is required, on terms and conditions satisfactory to US Co, acting reasonably;

         (i) SEC Filings. The Forms S-3 and S-4 and the Form F-4, if filed, shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop-order and the Joint Proxy Statement shall on the Closing Date not be subject to any similar proceedings commenced or threatened by the SEC or the Commissions; and

         (j) Certificates and Resolutions. US Co shall have received such other certificates and resolutions of Chauvco as may be reasonably required in connection with the consummation of this Agreement.

         (k) Material Adverse Effect. There shall have been no event, change or effect after the date hereof and on or prior to the Effective Date resulting in a Material Adverse Effect on Chauvco.

                                   ARTICLE 6
                                  TERMINATION

6.1      TERMINATION

         This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the transactions contemplated hereby by the stockholders of US Co or the shareholders of Chauvco, as follows:

         (a) by mutual agreement of Chauvco and US Co;

         (b) by Chauvco, in the event of a breach by US Co of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in
Section 5.1(a) and (ii) has not been cured within 15 business days after written notice thereof from Chauvco (except that no cure period shall be provided for a matter which by its nature cannot be cured and in no event shall such cure period extend beyond the Termination Date) provided that Chauvco is not then in material breach (giving effect to any applicable cure periods) of any representation, warranty, covenant or other agreement contained in this Agreement;

         (c) by US Co., in the event of a breach by Chauvco of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in
Section 5.2(a) and (ii) has not been cured within 15 business days after written notice thereof from US Co (except that no cure period shall be provided for a matter which by its nature cannot be cured and in no event shall such cure period extend beyond the Termination Date) provided that US Co is not then in material breach (giving effect to any applicable cure periods) of any representation, warranty, covenant or other agreement contained in this Agreement;

         (d) by Chauvco if the stockholders of US Co do not approve the issuance of US Co Common Stock issuable upon exchange of Exchangeable Shares or any other matters related to the Plan of Arrangement requiring their approval at the US Co Stockholders Meeting;

         (e) by US Co if the shareholders of Chauvco do not approve the Plan of Arrangement at the Chauvco Meeting;

         (f) by either party, if any of such party's conditions precedent under
Article 5 for Closing (as defined in Section 7.2) the Arrangement shall not have been satisfied or waived on or before 5:00 p.m., Calgary, Alberta time on March 31, 1998 (the "Termination Date"), other than as a result of a breach of this Agreement by the terminating party;

         (g) by Chauvco prior to obtaining the approval by the shareholders of Chauvco of the Plan of Arrangement, if (i) the Board of Directors of Chauvco shall have determined in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties to Chauvco or its shareholders under applicable law, to enter into an agreement with respect to or to consummate a transaction constituting a Superior Proposal,
(ii) Chauvco shall have given notice to US Co advising US Co that Chauvco has received a Superior Proposal from a third party, specifying the terms and conditions of such Superior Proposal and that Chauvco intends to terminate this Agreement in accordance with this Section 6.1(g), and (iii) either (A) US Co shall not have revised its takeover proposal within five business days after the date on which such notice is deemed to have been given to US Co, or (B) if US Co within such period shall have revised its takeover proposal, the Board of Directors of Chauvco, after receiving advice from Chauvco's financial advisors, shall have determined in its good faith judgment that the third party's Acquisition Transaction is superior to US Co's revised takeover proposal; provided that Chauvco may not effect such termination pursuant to this Section 6.1(g) unless Chauvco has contemporaneously with such termination tendered payment to US Co, or its designee, of the Termination Fee that is due US Co or its designee pursuant to
Section 6.4(c).

6.2      NOTICE OF TERMINATION

         Any termination of this Agreement under Section 6.1 above will be effective by the delivery of written notice by the terminating party to the other party hereto.

6.3      EFFECT OF TERMINATION

         Subject to Section 6.4, in the event of termination of this Agreement by either Chauvco or US Co as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of US Co or Chauvco or their respective officers or directors, except that (i) the provisions of the confidentiality and standstill agreements dated May 23, 1997 and July 28, 1997, respectively, between Chauvco and US Co shall survive any such termination and abandonment (the "Confidentiality Agreement"), and (ii) no party shall be released or relieved from any liability arising from the breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

6.4      TERMINATION FEES

         Notwithstanding Section 6.3:

         (a) if this Agreement is terminated by Chauvco pursuant to Section 6.1(d) as a result of the failure of the stockholders of US Co to approve the matters contemplated in Section 6.1(d), then US Co shall pay to Chauvco (by wire transfer or cashier's cheque) a fee of $25 million within two business days of the delivery of the notice of termination pursuant to Section 6.2. Chauvco shall not be entitled to receive such payment if, at the time of delivery of the applicable notice of termination pursuant to Section 6.2, Chauvco is in material breach of this Agreement;

         (b) if this Agreement is terminated by US Co pursuant to Section 6.1(e) as a result of the failure of the shareholders of Chauvco to approve the matters contemplated in Section 6.l (e), then Chauvco shall pay to US Co (by wire transfer or cashier's cheque) a fee of $25 million within two business days of the delivery of the notice of termination pursuant to Section 6.2. US Co shall not be entitled to receive such payment if, at the time of delivery of the applicable notice of termination pursuant to Section 6.2, US Co is in material breach of this Agreement;

         (c) if this Agreement is terminated pursuant to Section 6.1(g), then Chauvco shall pay to US Co (by wire transfer or cashier's cheque) a fee of $40 million concurrently with the delivery of the notice of termination pursuant to
Section 6.2. US Co shall not be entitled to receive such payment if, at the time of delivery of the applicable notice of termination pursuant to Section 6.2, US Co is in material breach of this Agreement or US Co's stockholders have disapproved any of the matters contemplated in Section 6.1(d);

         (d) if this Agreement is terminated pursuant to Section 6.1(e) and within six months of such termination definitive documentation with respect to an Acquisition Transaction has been entered into or 50% or more of the outstanding capital shares of Chauvco has been acquired pursuant to a tender offer made as an Acquisition Transaction, then Chauvco shall pay (by wire transfer or cashier's cheque), in addition to the termination fee contemplated in Section 6.4(b), a fee of $15 million contemporaneously with the closing of such Acquisition Transaction; and

         (e) the obligation of the paying party to pay any termination fee set forth in this Section 6.4 is in lieu of any damages or any other payment which such party might otherwise be obligated to pay to the receiving party as a result of any termination for which payment is due under this Section 6.4.


                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

         US Co and Chauvco each agree to take the following actions after the execution of this Agreement:

7.1      MEETINGS

         Chauvco and US Co shall each duly call a meeting of its stockholders to be held within 45 days after the SEC has indicated that it has no further comments on the Joint Proxy Statement for the purpose of (a) in the case of Chauvco, voting upon the Plan of Arrangement and the transactions contemplated hereby and thereby, and (b) in the case of US Co, voting upon a proposal to approve the issuance of such number of shares of US Co Common Stock as are necessary to consummate the Arrangement and issue upon exchange of Exchangeable Shares and each shall, subject to Section 4.2(o), through its board of directors, recommend to their stockholders approval of such matters and shall coordinate and cooperate with respect to the timing of such meetings.

7.2      THE CLOSING

         Subject to the termination of this Agreement as provided in Article 6, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Bennett Jones Verchere, Calgary, Alberta, Canada on a date (the "Closing Date") and at a time to be mutually agreed upon by the parties, which date shall be no later than the fifth business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by Chauvco and US Co.

7.3      ANCILLARY DOCUMENTS/RESERVATION OF SHARES/SPECIAL VOTING SHARES

         (a) Provided all other conditions of this Agreement have been satisfied or waived, on the Closing Date, the Articles of Arrangement shall be filed pursuant to Part 15 of the ABCA to give effect to the Plan of Arrangement.

         (b)      On the Effective Date:

                  (i) US Co shall execute and deliver a Support Agreement containing the terms and conditions set forth in Exhibit B hereto, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably; and

                  (ii) US Co, US Co Sub and the Depositary shall execute and deliver a Voting and Exchange Trust Agreement containing the terms and conditions set forth in Exhibit C hereto, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably.

         (c) On or before the Effective Date, US Co will:

                  (i) reserve for issuance such number of shares of US Co Common Stock as shall be necessary to give effect to this agreement plus the exchange of the Exchangeable Shares; and

                  (ii) designate a series of its preferred shares as "Special Voting Stock", such series having the rights, restrictions, privileges and conditions set forth in Exhibit E hereto.

7.4      INDEMNIFICATION AND RELATED MATTERS

         (a) US Co agrees that all rights to indemnification existing in favor of the present or former directors and officers of Chauvco (as such) or any of the Chauvco Subsidiaries or present or former directors and officers (as such) of Chauvco or any of the Chauvco Subsidiaries serving or who served at Chauvco's or any of the Chauvco Subsidiaries' request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as provided in Chauvco's charter or bylaws or similar documents of any of the Chauvco Subsidiaries in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive and shall continue in full force and effect and without modification for a period of not less than the statutes of limitations applicable to such matters.

         (b) From and after the Effective Time, US Co shall and shall cause Chauvco to indemnify and hold harmless to the fullest extent permitted under the ABCA, each director and officer of US Co Sub, Chauvco or any Chauvco Subsidiary including, without limitation, officers and directors, serving on or prior to the date hereof against any costs and expenses (including reasonable attorney's fees on a solicitor and his own client basis), judgments, fines, losses, claims and damages and liabilities, and amounts paid in settlement thereof with the consent of the indemnifying party, in connection with any claim, action, suit, proceeding or investigation relating to any of the transactions contemplated hereby or the Arrangement. In the event of any such claim, action, suit, proceeding or investigation, US Co shall cause Chauvco to pay the reasonable fees and expenses of counsel in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted by law subject to the limitations imposed by the ABCA. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any indemnified parties, (i) the indemnified parties may retain counsel reasonably satisfactory to US Co and, subject to limitations imposed by the ABCA, Chauvco shall (or US Co shall cause Chauvco to) pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received; and (ii) US Co will use all reasonable efforts to assist in the defense of such matter; provided, however, that neither Chauvco nor US Co shall be liable for any settlement effected without its prior written consent. Any indemnified party wishing to claim indemnification under this section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify US Co (but the failure to so notify shall not relieve a party from any liability which it may have under this section except to the extent such failure prejudices such party). The indemnified parties as a group may retain only one law firm in any jurisdiction to represent them with respect to each such matter unless such counsel determines that there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties, in which event such additional counsel may be required to be retained by the indemnified parties.

         (c) Subject to limitations imposed by the ABCA, Chauvco shall (or US Co shall cause Chauvco to) pay all expenses, including attorney's fees on a solicitor and his own client basis, as the same may be incurred by any indemnified parties in any action by any indemnified party or parties seeking to enforce the indemnity or other obligations provided for in this section; provided, however, that Chauvco will be entitled to reimbursement for any advances made under this section to any indemnified party who ultimately proves unsuccessful in enforcing the indemnity as finally determined by a non-appealable judgment in a court of competent jurisdiction, and payment of such expenses in advance of the final disposition of the action shall be made only upon receipt of any undertaking by the indemnified party to reimburse all amounts advanced if such action ultimately proves unsuccessful.

         (d) There shall be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by Chauvco in the amounts and with the coverages in effect on the date of this Agreement. US Co may, however, substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous, provided that such substitution shall not result in any gaps or lapses in coverages with respect to matters occurring prior to the Effective Time.

         (e) This section, which shall survive the consummation of this Agreement and the Arrangement, is intended to benefit each person or entity indemnified hereunder.

7.5      LOCK-UP AGREEMENTS

         Concurrently with the execution of this Agreement, Chauvco shall cause those shareholders of Chauvco listed in Exhibit E hereto and US Co shall cause those shareholders of US Co listed in Exhibit E hereto to execute and deliver to the other lock-up agreements in such forms as may be mutually agreed by the parties, acting reasonably.

7.6      EMPLOYEE MATTERS

         Subject to applicable law, US Co, the US Co Subsidiaries, and the employee benefit plans and programs ("US Co Benefit Plans") of US Co shall recognize the number of years of service currently recognized by Chauvco of each individual employed by Chauvco or a Chauvco Subsidiary immediately prior to the Effective Date, provided nothing in this provision shall require US Co to amend any of the US Co Benefit Plans where such amendment would require regulatory filings or approvals.

7.7      ANCILLARY TRANSACTIONS - GABON AND OTHER INTERNATIONAL PROPERTIES

         It is acknowledged and agreed that:

         (a) Chauvco shall cause the entities referred to in Sections 1.1 (a) through (c) to complete the transactions contemplated therein including, without limitation, the subscription for the CRI Shares for an aggregate cash subscription price of US$5,000,000 plus the fair market value of the Gabon Securities on the Effective Date, and the transfer of the Gabon Securities from CR to CRI for a cash purchase price equal to the fair market value of the Gabon Securities on the Effective Date leaving US$5,000,000 as cash in CRI;

         (b) Chauvco has determined that the fair market value of the Gabon Securities on the date hereof is approximately US$60,000,000 relying on (i) the bidding process in connection with the sale of Chauvco, (ii) the reserve and evaluation reports prepared by Chauvco's independent engineers, (iii) the review and recommendation of Chauvco's senior management which established a range of values at various discount factors and an assessment of the exploration and development potential of the applicable properties, and (iv) an independent review conducted to confirm and support the allocation to the CRI Shares by Chauvco of a portion of the consideration received by the Chauvco Shareholders. The fair market value of the Gabon Securities on the Effective Date shall be revalued and determined by Chauvco using consistent principles;

         (c) notwithstanding the determination of the fair market value of the Gabon Securities on the Effective Date under Section 7.7(b), unless the parties otherwise agree, the amount which will be payable with respect to such value may not exceed US$100,000,000;

         (d) the purchase and sale agreement between CR and CRI with respect to the transfer of CR's interest in the Gabon Securities to CRI shall be in a form mutually acceptable to Chauvco and US Co and shall: (i) provide that CRI will assume and be responsible for and will indemnify, defend and hold CR, Chauvco and US Co Sub harmless from and against any liabilities CR, Chauvco or US Co Sub may be or become subject to if any taxing authority challenges the value placed on the Gabon Securities or the corresponding value of the CRI Shares transferred to the holders of Chauvco Common Shares and Optionholders; (ii) provide that CRI will assume all liabilities with respect to the underlying operations of the Gabon Subsidiaries being purchased; (iii) provide that CRI will assume and be responsible for and will indemnify, defend and hold CR, Chauvco and US Co Sub harmless from and against any liabilities CR, Chauvco and US Co Sub may be or become subject to which relate to the assets, business, operations, debts or liabilities of CR and Chauvco which are being purchased by CRI and with respect to the transactions contemplated in this Section 7.7 (provided that with respect to tax matters, the extent of the indemnity shall be limited to that set out in (i)); (iv) provide that CR and Chauvco will assume and be responsible for and will indemnify, defend and hold CRI harmless from and against any liabilities CRI may be or become subject to which relate to the assets, business, operations, debts or liabilities of CR and Chauvco which are not being purchased by CRI; (v) provide that Chauvco, subject to confidentiality provisions, will retain copies of the books and records of such companies; and (vi) provide that the Chauvco name shall not be used in connection with, and CRI shall not engage in, any oil and gas operations in the Western Canadian sedimentary basin for a period of one (1) year from the Effective Date; and (vii) provide that CRI will use its best efforts to have Chauvco released from any and all guarantees Chauvco has given to Gabonese Government;

         (e) Chauvco will provide an additional $13,500,000 of funding into the Gabon Subsidiaries through CR between the date hereof and the Effective Date which shall remain in the Gabon Subsidiaries for their operations and shall not be repaid to CR except to the extent that the same may be reflected in the determination of the fair market value of the Gabon Securities on the Effective Date pursuant to Section 7.7(b);

         (f) Chauvco shall be responsible for all costs and expenses (including, without limitation, costs related to establishment and promotion of CRI and legal fees) incurred on or prior to the Effective Date to implement the transactions contemplated in this Section 7.7;

         (g) CRI shall on or prior to the Effective Date, be provided with copies of all confidentiality agreements entered into by Chauvco in connection with the strategic alternatives review process of Chauvco; and

         (h) the representations and warranties of Chauvco contained in this Agreement shall be read as if the transactions in this Section 7.7 shall have already been completed.

7.8      ANCILLARY TRANSACTIONS - ALLIANCE

         It is acknowledged and agreed that:

         (a) on or prior to the Effective Date, Chauvco shall enter into a transaction causing all of its rights and assets (including, without limitation, copies of all books and records related thereto) relating to the Alliance pipeline project (the "APP") to be distributed to or through an entity (the "Alliance Entity") for a cash payment to Chauvco from the Alliance Entity of $13,500,000 to be made on or prior to the Effective Date;

         (b) Chauvco shall be entitled to provide funding and commitments in respect of the regular capital funding and commitments of the APP between the date hereof and Closing provided that such funding shall be repaid, and such commitments shall be assumed, by the Alliance Entity on or before the Effective Time. Chauvco shall not be entitled to commit to provide any additional funding to the APP other than in respect of such regularly scheduled capital commitments (and shall notify US Co as and when such funding or commitments are provided) and, in particular, Chauvco shall not be entitled to commit to the approximate $260 million equity financing commitment due in October, 1997;

         (c) the Alliance Entity shall be responsible for all costs and expenses (including, without limitation, costs related to establishment and promotion of the Alliance Entity) incurred on or prior to the Effective Date to implement the transactions contemplated in this Section 7.8;

         (d) the purchase and sale agreement between the Alliance Entity and Chauvco with respect to the transfer of Chauvco's interest in the APP to the Alliance Entity will be in a form mutually acceptable to Chauvco and US Co and provide that (i) the Alliance Entity will assume and be responsible for and will indemnify, defend and hold harmless Chauvco from and against any liabilities Chauvco may be or become subject, including any tax liability, to which relate in any manner whatever to the transfer of Chauvco's interest in the APP to the Alliance Entity and with respect to the transactions contemplated in this Section 7.8, (ii) Chauvco will assume and be responsible for and will indemnify, defend and hold harmless the Alliance Entity from and against any liabilities the Alliance Entity may be or become subject to which relate to the assets, business, debts and liabilities of Chauvco unrelated to the APP, and (iii) Chauvco, subject to confidentiality provisions, will retain copies of the books and records relating to Chauvco's interest in the APP; and

         (e) the representations and warranties of Chauvco contained in this Agreement shall be read as if the transactions in this Section 7.8 shall have already been completed.

7.9      CHAUVCO TRADEMARKS AND TRADE NAMES

         US Co covenants, whenever so requested by CRI, to execute or cause Chauvco to execute any and all applications, assignments or other instruments which CRI shall deem necessary in order to apply for and obtain registered proprietary rights for the trademarks, trade names and domain name to be conveyed to CRI pursuant to the Plan of Arrangement and in order to assign and convey to CRI the sole and exclusive right, title and interest in and to the said trademarks, trade names and domain name.

7.10     QUALIFICATION OF CRI SHARES

         On or before the Effective Date, the CRI Shares shall be qualified for distribution by prospectus which will be filed with the securities commissions in each of the provinces of Canada. Chauvco will sign the prospectus as a promoter pursuant to applicable Canadian securities legislation. Chauvco shall cause CRI to make an application to the TSE to list the CRI Shares on such exchange. Alternatively, the CRI Shares shall be issued pursuant to an exemption from prospectus requirements.


                                   ARTICLE 8
                                 MISCELLANEOUS

8.1      NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All representations and warranties of the parties contained in this Agreement will expire and be of no further force or effect at the Closing. All agreements and covenants of the parties shall survive the Closing, except as otherwise set forth in this Agreement.

8.2      NOTICES

         All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to US Co to:
                           Pioneer Natural Resources Company
                           1400 Williams Square West
                           5205 N. O'Connor Blvd.
                           Irving, Texas 75039-3746
                           Attention:       General Counsel
                           Facsimile No.    (972) 402-7057

with a copy to             Vinson & Elkins L.L.P.
                           3700 Trammell Crow Center
                           2001 Ross Avenue
                           Dallas, Texas 75201-2975
                           Attention:       Michael D. Wortley
                           Facsimile No.    (214) 220-7716

and                        MacKimmie Matthews
                           700, 401 - 9th Avenue S.W.
                           Calgary, Alberta
                           T2P 2M2
                           Attention:       Jack MacGillivray
                           Facsimile No.    (403) 232-0888

                  (b)      if to Chauvco to:
                           Chauvco Resources Ltd.
                           2900, 255 - 5th Avenue S.W.
                           Calgary, Alberta
                           T2P 3G6
                           Attention:       President
                           Facsimile No. (403) 269-9497

with a copy to             Bennett Jones Verchere
                           4500 Bankers Hall East
                           855 2nd Street S.W.
                           Calgary, Alberta
                           T2P 4K7
                           Attention:       Martin A. Lambert
                           Facsimile No.    (403) 265-7219

and                        Baker & Botts L.L.P.
                           One Shell Plaza
                           910 Louisiana
                           Houston, Texas
                           77002-4995
                           Attention:       C. Michael Watson
                           Facsimile No.    (713) 229-1522

8.3      INTERPRETATION

         When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4      COUNTERPARTS

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

8.5      MISCELLANEOUS

         This Agreement, each of the agreements attached as an exhibit hereto and any other documents referred to herein or contemplated hereby (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the confidentiality and standstill agreements dated May 23, 1997 and July 28, 1997, respectively, between Chauvco and US Co which shall continue in full force and effect; (b) is not intended to confer upon any other person any rights or remedies hereunder (except as otherwise expressly provided herein and except that Section 7.4 is for the benefit of Chauvco's directors and officers, Sections 1.1(e) and (f) are for the benefit of holders of Chauvco Options,
Section 7.6 is for the benefit of the Chauvco Employees, Section 7.7 is for the benefit of CRI and Section 7.8 is for the benefit of the Alliance Entity (and said sections are intended to confer rights on such persons); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

8.6      GOVERNING LAW

         This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the Province of Alberta and the federal laws of Canada applicable therein.

8.7      AMENDMENT AND WAIVERS

         Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Chauvco shareholders or US Co stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Chauvco shareholders or US Co stockholders without obtaining such further approval.

8.8      ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS

         Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.9      SEVERABILITY

         If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extend possible, the economic, business and other purpose of the void and unenforceable provision.

8.10     OTHER REMEDIES

         The parties agree that irreparable damage would occur and that they would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (without the requirement of posting a bond) and to enforce specifically the terms and provisions of this Agreement in any court located in Alberta, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11     NO JOINT VENTURE

         Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and the status of each is, and at all times, will continue to be, that of an independent contractor with respect to the other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this section.

8.12     FURTHER ASSURANCES

         Each party agrees to cooperate fully with the other party, to act reasonably in respect of, and to execute, such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and select the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

8.13     EXPENSES

         Except as otherwise set forth in this Agreement, each party will bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

         IN WITNESS WHEREOF, US Co and Chauvco have caused this Agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.


                                                 PIONEER NATURAL
                                                 RESOURCES COMPANY


                                                 Per:  /s/ Scott D. Sheffield
                                                       -------------------------

                                                 Per:  /s/ Mark L. Withrow
                                                       -------------------------


                                                 CHAUVCO RESOURCES LTD.


                                                 Per:  /s/ Guy J. Turcotte
                                                       -------------------------

                                                 Per:  /s/ W. G. Russell
                                                       -------------------------